Exhibit 10.38

Summary of Unwritten Compensation Arrangements
Applicable to Named Executive Officers of Overstock.com, Inc.

The Compensation Committee (the “Committee”) of the Board of Directors of Overstock.com, Inc. (the “Company”) oversees and reviews the Company’s executive compensation policies and programs and approves the form and amount of compensation to be paid to the Company’s executive officers.

Annual Compensation—Base salaries, bonuses and stock option grants

The Company is not a party to any written employment agreement with any of its named executive officers.

The Company pays each of its named executive officers (as defined in Item 402(a)(3) of Regulation S-K) base salaries at the annual rate of $200,000, except for its President, Jason C. Lindsey, who is paid a base salary of $300,000. The Company does not pay its Chief Executive Officer, Patrick M. Byrne, any base salary.  Additionally, the Compensation Committee of the Board of Directors of the Company approved stock option grants to named executive officers under the Company’s 2005 Equity Incentive Plan

On February 7, 2007, the Committee approved bonus payments to the named executive officers as a result of the officers’ performance in 2006 as follows:

Name and Title	Bonus	2007 Salary	Stock Option Grant (1) (shares)
Patrick M. Byrne, Chief Executive Officer (2)	0	0	0
Jason Lindsey, President and Chief Operating Officer	$180,000	$300,000	80,000
Jonathan E. Johnson III, Senior Vice President, Corporate and Legal Affairs	$120,000	$200,000	40,000
Stormy Simon, Senior Vice President, Branding and Customer Care	$120,000	$200,000	40,000
David Chidester, Senior Vice President, Finance	$120,000	$200,000	35,000
Stephen Tryon, Senior Vice President, Logistics	$120,000	$200,000	35,000
Russell (Tad) Martin, Senior Vice President of Merchandising and Operations (3)	$120,000	0	0

(1)           Options vest as to 28% on the first anniversary of the grant and 2% each month thereafter and have a ten-year term.

(2)           The Chief Executive Officer of the Company, Dr. Patrick M. Byrne, declined to accept any bonus payment relating to 2006, any salary for 2007, or any stock option grant.

(3)           As previously reported, Mr. Martin resigned effective January 11, 2007.